EXHIBIT 23(b)


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We have issued our report dated February 25, 2000 accompanying the consolidated financial statements of Track Data Corporation and subsidiaries and our report dated March 2, 2000 accompanying the consolidated financial statements of Innodata Corporation and subsidiaries appearing in the Track Data Corporation Annual Report on Form 10-K for the year ended December 31, 1999 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption "Experts."


GRANT  THORNTON  LLP
Melville,  New  York
April 10, 2000